Exhibit 99.1
Health Catalyst Appoints Simeon Kohl as Chief Executive Officer and President
Kohl brings public-company leadership and a record of successful transformation; Ben Albert to continue as Chief Business Officer

SALT LAKE CITY, Utah - September 8, 2026 - Health Catalyst, Inc. (“Health Catalyst” or the "Company," Nasdaq: HCAT), a healthcare intelligence company designed to accelerate measurable improvement for health systems, today announced that Simeon Kohl has been appointed Chief Executive Officer (CEO) and President and a member of the Company’s Board of Directors, effective September 14, 2026.

Simeon Kohl most recently served as Chief Executive Officer of Performant Healthcare, a public healthcare company he led through a period of significant strategic and operational transformation, culminating in its successful sale to Machinify for approximately $670 million. He brings more than 20 years in healthcare, spanning operations, growth, and public-company leadership. The Company’s current CEO and President, Ben Albert, will become Chief Business Officer and will step down from the Board of Directors effective September 13, 2026.

“We’re pleased to welcome Simeon Kohl to Health Catalyst,” said Justin Spencer, Chairman of the Board. “Simeon is a seasoned public-company healthcare leader with a strong track record of driving operational performance and creating shareholder value. The Board knows Simeon and his record well and engaged with him extensively in consideration for this role. We believe his experience, operating discipline, and leadership approach are particularly well suited to Health Catalyst and the opportunities ahead. We’re also deeply grateful to Ben for the important work he has led and are pleased that he will continue as a key member of the leadership team.”

Following the progress made under his leadership, Ben Albert concluded that this was the right time to transition the CEO role as Health Catalyst moves into its next phase. He will continue playing an important role in the Company’s future as Chief Business Officer, working closely with Kohl and the leadership team to advance Health Catalyst’s strategic priorities.

During his tenure, Ben Albert led the Company’s strategic priorities and operating initiatives and aligned the leadership team now running the business. He sharpened the Company’s focus on its highest-conviction technologies, positioning Health Catalyst as an AI-forward healthcare intelligence company built to solve some of healthcare’s hardest problems. To support that focus, he led the divestiture of Vitalware, which enabled the Company to retire its approximately $160 million credit facility and strengthen its balance sheet.

“I care deeply about Health Catalyst and this team, and I’m proud of what we have accomplished together,” said Ben Albert. “This was a thoughtful decision about what is best for the Company and me. I have confidence in Simeon and believe he is the right leader for what comes next.”

Simeon Kohl said, “I was drawn to Health Catalyst because it brings together two things I care deeply about: improving healthcare and building high-performing organizations. The company has an important mission, exceptionally talented people, and nearly two decades of proprietary data behind $2.8 billion in documented outcomes. The opportunity to build on those strengths to drive stronger growth and operating performance is what made this role so compelling to me.”

About Health Catalyst

Health Catalyst, Inc. (Nasdaq: HCAT) is a healthcare intelligence company designed to accelerate measurable improvement for health systems across cost, clinical, and consumer performance. Backed by deep domain expertise, proprietary AI-driven technology, and $2.8 billion in documented outcomes, Health Catalyst helps health systems move from data to confident, measurable action.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the impact of Kohl’s appointment to President, CEO and a member of the Board, Albert’s transition to Chief Business Officer, and future performance and opportunities of Health Catalyst. Forward-looking statements are subject to risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance.

Important risks and uncertainties that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market or industry conditions, regulatory environment, and receptivity to our technology and services; (iii) results of litigation or a security incident; (iv) the loss of one or more key clients or partners, clients reducing or eliminating their spend with us, client churn or down-selling in connection with the migration to Ignite or otherwise; (v) fluctuations in our project-based, non-recurring revenue, (vi) macroeconomic challenges (including high inflationary and/or high interest rate environments, tariffs, or market volatility and measures taken in response thereto), natural disasters or any new public health crises, and regional or global conflicts (including in the Middle East); (vii) the divestiture of Vitalware may not achieve some or all of the expected benefits and may adversely affect our business; and (viii) changes to our abilities to recruit and retain qualified team members. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our reports filed with the Securities Exchange Commission (SEC), including, but not limited to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026, filed with the SEC on August 6, 2026, and the Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 12, 2026. All information provided in this release and in the attachments is as of the date hereof, and we undertake no duty to update or revise this information unless required by law.

Health Catalyst Investor Relations Contact
Stephanie St. Clair
Finance and Investor Relations, SVP
+1 (855)-309-6800
ir@healthcatalyst.com

Health Catalyst Media Contact
Kay Blazar
VP, PR
SVM PR & Marketing
Healthcatalyst@SVMPR.com